Trecora Resources Provides Corporate Update

SUGAR LAND, Texas, March 27, 2020 – Trecora Resources (“Trecora” or the “Company”) (NYSE: TREC), a leading provider of specialty hydrocarbons and specialty waxes, today provided updates on its previously announced AMAK share sale and purchase agreement, the Company’s balance sheet and liquidity position, business and market outlook, and finally, COVID-19 operational impact and protective actions.

AMAK Share Sale and Purchase Agreement

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Trecora has closed on a portion of the previously announced AMAK share sale. The Company has received additional gross proceeds of approximately $10 million associated with the share allocation to the Arab Mining Company, ARMICO.

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Due to the unforeseen and systemic macroeconomic events that have had a worldwide impact, the deadline for closing the remaining AMAK share sale has been extended to September 28, 2020 at the request of the purchasers and with Trecora’s approval.

•	As previously agreed, 50% of the purchasers’ non-refundable deposit will be forfeited for all share sales with a closing date after March 31, 2020 and not apply to the sale price at closing.

Balance Sheet and Liquidity Position

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As a precautionary measure during this period of uncertainty, and to ensure ample liquidity, we recently borrowed $20 million dollars on our revolver. Including the AMAK share sale proceeds, total consolidated cash is approximately $39 million, as of today.

Business and Market Outlook

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Q1 2020 Specialty Petrochemicals demand remains solid. Results at TC will improve significantly due to both the operation of the hydrogenation unit and higher production in other custom processing activities.

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As of today, certain end-uses tied to durable goods, such as synthetic rubber customers and the automotive sector, are showing some demand weakness heading into April. However, this appears to be offset by higher demand in the non-durable sectors such as polyethylene for packaging, expandable polystyrene for food service and hot-melt adhesives for home deliveries.

COVID-19 Operational Impact and Protective Actions

Pat Quarles, Trecora’s President and Chief Executive Officer, stated “We have clearly entered a period of tremendous uncertainty due to the COVID-19 pandemic. We have taken steps both operationally and financially to make our Company more prepared. Our guiding principle is, and has always been, the protection of our people and the communities in which we work, as well as the overall integrity of our assets. We are following all CDC and WHO recommendations for the protection of all personnel at our sites. I want to also recognize the tremendous commitment of our people during this period. As an organization, we adopted social distancing behaviors early, executed the necessary changes to enable all possible job duties to be performed from home and rapidly identified and executed the necessary adjustments to support optimal productivity for all remote workers.

“Our products are essential to the critical infrastructure of our country during this time of crisis. This is acknowledged in the Cybersecurity and Infrastructure Security Agency’s (CISA) Guidance on the Essential Critical Infrastructure Workforce as well the local regulatory and enforcement organizations in our communities. At this time, we have the necessary waivers for all critical employees to continue supporting our operations,” Mr. Quarles concluded.

Forward-Looking Statements

Some of the statements and information contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding the Company’s financial position, business strategy and plans and objectives of the Company’s management for future operations and other statements that are not historical facts, are forward-looking statements. Forward-looking statements are often characterized by the use of words such as “outlook,” “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “contemplates,” “proposes,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” “intend,” or the negative of such terms and other comparable terminology, or by discussions of strategy, plans or intentions, including, but not limited to: expectations regarding the consummation of the sale of our remaining stake in AMAK; expectations regarding the future outlook for our business and the markets in which we operate; and expectations regarding the impact of the COVID-19 pandemic on our operations and the effectiveness of our protective actions in response to such pandemic.

Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by such statements. Such risks, uncertainties and factors include, but are not limited to: not completing, or not completely realizing the anticipated benefits from, the sale of our remaining stake in AMAK (including the satisfaction of remaining closing conditions); general economic and financial conditions domestically and internationally; insufficient cash flows from operating activities; our ability to attract and retain key employees; feedstock, product and mineral prices; feedstock availability and our ability to access third party transportation; competition; industry cycles; natural disasters or other severe weather events, health epidemics and pandemics (including COVID-19) and terrorist attacks; our ability to consummate extraordinary transactions, including acquisitions and dispositions, and realize the financial and strategic goals of such transactions; technological developments and our ability to maintain, expand and upgrade our facilities; regulatory changes; environmental matters; lawsuits; outstanding debt and other financial and legal obligations; difficulties in obtaining additional financing on favorable conditions, or at all; local business risks in foreign countries, including civil unrest and military or political conflict, local regulatory and legal environments and foreign currency fluctuations; and other risks detailed in our latest Annual Report on Form 10-K, including but not limited to: “Part I, Item 1A. Risk Factors” and “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” therein, and in our other filings with the Securities and Exchange Commission (the “SEC”). There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements. In addition, to the extent any inconsistency or conflict exists between the information included in this press release and the information included in our prior releases, reports and other filings with the SEC, the information contained in this press release updates and supersedes such information. Forward-looking statements are based on current plans, estimates, assumptions and projections, and, therefore, you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

About Trecora Resources (TREC)

TREC owns and operates a specialty petrochemicals facility specializing in high purity hydrocarbons and other petrochemical manufacturing and a specialty wax facility, both located in Texas, and provides custom processing services at both facilities. In addition, the Company is the original developer and a 28.3% owner of AMAK, a Saudi Arabian joint stock company.

Investor Relations Contact:
Jason Finkelstein
The Piacente Group, Inc.
212-481-2050
trecora@tpg-ir.com